Exhibit 10.1

SHARPSPRING, INC.

Extension Agreement

This Extension Agreement (this “Agreement”) is dated March 15, 2016, by and between SharpSpring, Inc., a Delaware corporation (the “Company”), and RCTW, LLC, a Delaware limited liability company f/k/a SharpSpring (“RCTW”). Capitalized terms not otherwise defined in this Agreement will have the meanings given them by the Asset Purchase Agreement (as defined below).

Recitals

WHEREAS, on August 12, 2014, the Company and RCTW entered into an Asset Purchase Agreement (“Asset Purchase Agreement”), under which the Company purchased and assumed from RCTW, substantially all the assets and certain specified liabilities of RCTW;

WHEREAS, pursuant to Section 2.06 of the Asset Purchase Agreement, the Company agreed to pay RCTW an earn-out payment consisting of (a) $6,000,000 in cash; and (b) up to $4,000,000 in the Company’s common stock, par value $0.001 per share (the “Common Stock”), each amount subject to adjustment, and subject to the terms and conditions as described in the Asset Purchase Agreement;

WHEREAS, pursuant to that certain Subscription Agreement between the parties dated May 18], 2015 the Company (i) provided irrevocable notice of its intent to pay in full the Earn Out Cash Component and Earn Out Stock Component pursuant to section 2.06(b) of the Asset Purchase Agreement, (ii) prepaid $5,000,000 of the Earn Out Cash Component in cash and Common Stock, and (iii) committed to pay the remaining $1,000,000 of the Cash Earn Out and the $4,000,000 Stock Earn Out in full on the date specified by the Asset Purchase Agreement, that is, April 6, 2016;

WHEREAS, under Agreement Section 2.06(e)(i), if (i) the Company requires stockholder approval to issue the Shares required to satisfy the Earn Out Stock Component, and (ii) the Company by April 6, 2016, fails to obtain the required stockholder approval, then the Company is obligated to pay both the Earn Out Cash Component and Earn Out Stock Component in cash on April 6, 2016;

WHEREAS, the Company has determined that it requires stockholder approval to issue the Common Stock required by the Earn Out Stock Component, and that it is unable to obtain such stockholder approval in time to pay the Stock Earn Out as required;

WHEREAS, the Company has asked RCTW to extend the payment date of the Earn Out Stock Component and RCTW, has on the terms set forth in this Extension Agreement, has agreed to extend the payment date; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth in this Agreement, the parties agree as follows:

1. Company Obligations

a. The Company will pay RCTW $1,000,000, comprising the remainder of the Earn Out Cash Component, on April 6, 2016, and will promptly reimburse RCTW for its legal fees up to $5,000 associated with this Extension Agreement.

b. The Company, in accordance with Delaware law and the rules of NASDAQ, and as soon as reasonably practicable after the Securities and Exchange Commission (the “SEC”) confirms that it has no further comments on the Company’s proxy statement, establish a record date for, duly call, give notice of, convene and hold the 2016 annual meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose, among other things, of obtaining the stockholders’ approval permitting issuance of the Earn Out Stock Component to RCTW as contemplated by this Extension Agreement; provided, that the Company will distribute the proxy statement to the Company’s stockholders promptly after the date of such confirmation and will hold the Company Stockholder Meeting as promptly as practicable after the date of such distribution, but in any event by May 27, 2016.

c. The Board of Directors of the Company will

i. recommend approval permitting issuance of the Earn Out Stock Component to RCTW as contemplated by this Extension Agreement, and shall include such recommendation in the proxy statement,

ii. use its reasonable best efforts to solicit proxies from the Company’s stockholders in favor of such approval, and

iii. otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

d. Within three (3) Business Days following the date on which stockholder approval is obtained, the Company will cause the delivery of Shares to RCTW pursuant to the instructions set forth on the signature page attached hereto under the heading “Share Instructions,” with the number of Shares to be calculated under Agreement section 2.06(a) as if the Shares were delivered on April 6, 2016.

2. Grant of Extension

a. RCTW, in exchange for the Company’s performance of its obligations under Section 1 of this Agreement, will demand that the Company pay cash in lieu of the Earn Out Stock Component only if:

i. The Company breaches an obligation under Section 1 of this Agreement and fails to cure the breach within three (3) Business Days of RCTW’s notice; or

ii. The Company for any reason fails by June 1, 2016, to issue to the number of Shares contemplated by Section 1.d, above.

b. The Company, within three (3) Business Days of receiving RCTWs notice properly demanding cash payment under this Section 2.a, will pay RCTW $4,000,000 in immediately available cash funds in lieu of the Earn Out Stock Component.

c. For the avoidance of doubt, if RCTW, before delivering the notice contemplated by Section 2.b, receives all of the Shares contemplated by Section 1.d, above, RCTW will be deemed to have waived permanently its rights to receive cash in lieu of the Earn Out Stock Component.

3. Accredited Investor

RCTW represents and warrants to the Company that it is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D of the Securities Act.

4. Miscellaneous.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile or via electronic format.

All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company: as set forth on the signature page hereto.

To RCTW: as set forth on the signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Extension Agreement.

SHARPSPRING, INC.

	By:	/s/ Edward Lawton
	Name:	Edward Lawton
Aggregate Value of the Shares: $4,000,000	Title:	CFO Address for Notice: 304 West University Ave Gainesville, FL 32601 877-705-9362

RCTW, LLC

By:	/s/ Richard Carlson
Name:	Richard Carlson
Title:	President

Address for Notice:

8810 SW 115th Ave

Gainesville Florida 32608

United States

SHARE INSTRUCTIONS

To be provided